Exhibit 99.1

SEER RECEIVES CONTRACT FROM BIOCHAR NOW FOR THE MANUFACTURING OF KILNS AND INTENDS TO OPEN A JV TEXAS BIOCHAR FACILITY

SEER’s product and manufacturing division, SEM, LLC, receives its first order from Biochar Now for the manufacturing of 33 kilns totaling approximately $600,000

BROOMFIELD, CO – June 14, 2024 - Strategic Environmental & Energy Resources, Inc. (SEER) (OTCQB: SENR), a provider of environmental, renewable fuels and industrial waste stream management services, recently had its wholly-owned operating company, SEM, LLC, receive a new purchase order to provide kilns to Biochar Now, LLC (“BCN”) (www.biocharnow.com). The purchase order totals approximately $600,000 and is part of BCN’s nationwide expansion program.

“Providing kiln bodies and other related equipment to BCN will become a significant part of SEER’s go-forward growth strategy,” said John Combs, CEO of SEER. “We have been working closely with BCN over the last year to develop mutually beneficial domestic and international growth plans, and this first order is an important step in the implementation of our strategy. SEER is collaborating with one of its large shareholders with vast experience in manufacturing that will assist SEER in the fulfillment of this and future kiln orders,” said Combs.

“BCN has been aggressively pursuing its worldwide expansion program and we now have five locations established and operational in both the US and Southeast Asia. We also have dozens of new biochar production sites under development throughout North America and other worldwide locations,” said James Gaspard, CEO of BCN. “We have been collaborating with SEER to establish some of these sites globally and to develop the most cost-effective kiln manufacturing process to minimize our site capex and increase biochar production efficiency. We recently ordered kilns from SEER for a new biochar production site that is under construction in Missouri. We anticipate this is just the first of many orders as we continue to work through the local permitting processes for multiple new biochar production sites to be finalized in the coming quarters,” said Gaspard.

It was recently announced that BCN, in collaboration with AgriCap Group, LLC, has created fully insured, high-integrity biochar carbon credits and made them available for purchase. This innovative offering ensures the authenticity and reliability of BCN carbon credits, providing peace of mind to buyers and investors in the global carbon market through the launch of the “Insured Carbon” program.

Further, BCN has received an ISCC Plus certification for utilizing sustainable wood in its patented process to produce high-quality biochar that produces the high-integrity carbon credits. These new credits created by BCN undergo rigorous validation and verification audits by accredited and independent, third-party auditors. The BCN high-integrity carbon credits are insured from creation through retirement to ensure the value of the carbon credit.

“This fully insured, one-of-a-kind carbon credit sets BCN apart from every biochar player in the global market and greatly enhances their value and marketability,” said Gaspard. Combs added, “With so many new and inexperienced producers jumping into the market, we believe this recent development differentiates BCN biochar and the concomitant carbon credits from all others and will increase demand for both BCN’s superior product and the insured credits. This will ultimately benefit SEER as BCN’s operating partner and manufacturer.”

“SEER continues to pursue its plans to open a Texas JV facility with BCN to produce biochar. SEER is also exploring the development of a program to process fiberglass waste and other composites at the Texas facility. We believe there is no scalable, viable option to process and repurpose certain composites such as windmill blades, and being an operating partner at our own facility would accelerate our efforts to economically process feedstocks other than wood. SEER has already obtained an air permit for a Texas biochar facility and intends to accelerate its plan to open such a facility,” said Combs.

“Establishing international biochar facilities also remains a focus of SEER,” continued Combs. We are particularly focused on European and Brazilian markets to set up joint ventures and roll out biochar production facilities. Ultimately, this will result in multiple revenue streams for SEER in the form of additional kiln and equipment sales, as well as product and carbon credit sales revenue, all of which will add value to our shareholder equity,” said Combs.

“The international markets present unique challenges, but we have entered into initial agreements in several territories that we intend to convert into joint ventures by the end of the year. Updates on these efforts and our joint venture in Saudi Arabia will be released in the near future,” concluded Combs.

About Strategic Environmental & Energy Resources, Inc.

Strategic Environmental & Energy Resources, Inc. (SEER) (OTCQB: SENR), identifies, secures, and commercializes patented and proprietary environmental clean technologies in several multibillion-dollar sectors (including oil & gas, renewable fuels, and all types of waste management, both solid and gaseous) for the purpose of either destroying/minimizing hazardous waste streams more safely and at lower cost than any competitive alternative, and/or processing the waste for use as a renewable fuel for the benefit of the customers and the environment. SEER has two wholly-owned operating subsidiaries: MV Technologies, LLC and SEER Environmental Materials, LLC; and two majority-owned subsidiaries: Paragon Waste Solutions, LLC; and PelleChar, LLC. For more information about the Company visit: www.seer-corp.com.

Forward-Looking Statements

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